Exhibit 5.3

Avocals	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (+352) 26 08 1 Facsimile (+352) 26 08 88 88 tom.loesch@linklaters.com

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Bottling Holdings Investments Commandite

Luxembourg SCA

2 Rue des Joncs

L-1818 Howald

Luxembourg

30 July 2007

Our Ref                     TOL/peg

Re:	Coca-Cola Enterprises Inc.;

Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Bottling Holdings Investments Luxembourg Commandite S.C.A. (the “Company”) in connection with the filing by the Company and Coca-Cola Enterprises Inc. (“CCE”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission relating to the proposed public offering and sale of an indeterminate aggregate principal amount of (i) senior debt securities of CCE (the “CCE Debt Securities”), (ii) senior debt securities of BHI (the “BHI Debt Securities”), (iii) warrants to purchase CCE Debt Securities (iv) warrants to receive from CCE the cash value in U.S. dollars of the right to purchase and to sell such foreign currencies or units of two or more currencies as shall be designated by CCE at the time of offering and (v) guarantees (the “Guarantees”) of the BHI Debt Securities. The BHI Debt Securities of the Company will be issued under an Indenture (the “BHI Indenture”) dated as of July 30, 2007 between the Company, as issuer, CCE as guarantor, and Deutsche Bank Trust Company Americas, as trustee (“the Trustee”).

All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement and in the prospectus forming a part of the Registration Statement.

In rendering the opinion set forth below, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express such opinion. In rendering such opinion, we also have assumed that (i) the BHI Indenture, has not been duly authorized, executed and delivered by the Trustee, and (ii) prior to the offering and sale of BHI Debt Securities, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the BHI Debt Securities are to be issued and sold pursuant to the terms of the BHI Indenture.

With regard to the opinion set forth below, insofar as it relates to the BHI Debt Securities, as valid, binding and enforceable obligations of the Company, we have relied solely upon an opinion letter dated

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

July 30, 2007 from Cleary Gottlieb Steen & Hamilton LLP, New York, New York, with respect to all matters of New York law related thereto.

According to the laws of Luxembourg to which the Company is subject and the Articles of the Company, the Company may issue, sell and deliver the BHI Debt Securities and the BHI Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the BHI Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the BHI Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we hereby consent to the reference made to us under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Linklaters LLP
by Tom Loesch, partner